Exhibit 99.2

TO OUR SHAREHOLDERS, CUSTOMERS, PARTNERS, EMPLOYEES

Our 2011 fiscal year was marked by a number of positive achievements and milestones along with some difficult challenges. As has been the case for the last few years, our bookings activity, highly dependent on large multi-month to multi-year purchase orders, was uneven and somewhat difficult to predict from quarter to quarter. Despite these conditions, we ended the year with the highest sales and bookings levels since 2008 and our first annual profit over the same period.

Sales were $13.2 million for the year, an increase of 19% from 2010. We finished 2011 with the fourth quarter being the strongest of the year for sales and profitability, although sales of $3.4 million, this year, were down slightly from $3.6 million in the fourth quarter of 2010. Overall, sales and profitability were less volatile, on a quarterly basis, during 2011 compared to the wider swings, by quarter, we experienced in 2010.

We ended the year with bookings of $12.9 million or 5% higher than last year’s bookings of $12.3 million. However, we experienced a delay in anticipated fourth quarter orders from some of our customers, which were pushed into 2012. This delay has contributed to lower than planned sales in the first quarter of 2012. Our order backlog at December 31, 2011 was $5.0 million, down from a year-end backlog of $5.4 million, last year.

As noted above, net income of $165,000 in 2011 improved from a net loss of $734,000 in the prior year. This was mainly attributable to higher sales volumes, higher margins and tight control of discretionary expenses.

Although cash from operations declined to $(358,000) this year as compared to $576,000 provided by operations in 2010, we delivered on our goal of debt reduction with the payment of approximately $1.3 million of accrued and current interest on convertible notes payable. We ended the year with over $3.4 million in cash and cash equivalents.

During the year we expanded capacity and added bench strength in our crystal growth area and were awarded an SBIR Phase I contract to develop a neutron detection material which had very positive results, including an invitation to apply for Phase II funding. The future potential of this and other high demand crystal materials is exciting and we are aggressively pursuing additional grants to fund further development of these materials. In addition, we made significant inroads in broadening our market base with a high level laser component which we supply into the medical marketplace and which has significant upside growth potential.

The year was also marked by the passing of Thomas H. Lenagh, on December 12, 2011, after 13 years of dedicated and distinguished service as a member of the Company’s Board of Directors. Tom’s contributions, as well and his energy and dedication to excellence, will be missed by the Board and our employees.

OUTLOOK AND PRIORITIES FOR 2012

In early 2012, we successfully completed a name change to Inrad Optics, Inc. and have consolidated our three former brand names under the Inrad Optics name. The new identity, which leverages the inherent brand equity of the former Inrad name, has been received exceptionally well by both our customers and the larger photonics marketplace. The name change efforts have also resulted in a more robust and memorable identity around which we are able to communicate our full suite of capabilities to new and existing customers. We will remain committed to a set of priorities similar to those outlined last year. This includes continuing to grow our customer base, as well as moving further away from dependence on the defense market and towards a stronger presence in the commercial side of the market.

In addition, we will carry on with our development of new and legacy crystal materials which has shown encouraging progress and promise and will position us competitively in the coming years.

In the near term, our Company is still faced with the challenge of an uncertain economy and difficult to predict markets. However, we are beginning to see positive results from a number of initiatives started in 2011 and early 2012 in the area of process improvements and sales and marketing programs, including the branding strategy around “Inrad Optics.” We will continue to execute on our plan of making strategic investments in equipment and people and improving profitability in the months ahead.

I thank you for your continued support.

Joseph J. Rutherford

President and CEO

May 15, 2012